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                                                                   Exhibit 10.16

[ALTUS LETTERHEAD]

August 14, 2006

Renato Fuchs
[ADDRESS]

Dear Renato:

We are pleased you have accepted our offer for the position of Senior Vice President Manufacturing & Technical Operations reporting to me. We offer you a biweekly salary of $13,461.54, which equates to an annualized salary of $350,000. In addition to your base salary, you will have an opportunity to earn an annual bonus of up to 40% based on achieving mutually established performance objectives.

Concerning the two manufacturing issues for ALTU-135 and ALTU-238, we established specific objectives as follows:

- Define desired end products (ALTU-135 and ALTU-238) after start of employment and sufficient time for you to familiarize yourself with issues (i.e. key product characteristics and product specifications). CMC process used to make Phase III CTM must be suitable, reproducible and approvable for commercial material.

- Manufacturing issues need to be resolved before end of Q2 2007 (i.e. released product for start of Phase III clinical trials need to be available before June 30, 2007).

Our offer to you also includes Stock Options to purchase 111,232 shares of Altus common stock. The options will vest 50% on the first anniversary of your employment commencement date and 50% on the second anniversary of your employment commencement date. These options will expire five years from the date of vesting, so long as you are not terminated for cause. Your exercise price will be the closing price of the Altus common stock on your first day of employment.

In addition, our offer to you includes the following incentive plan:

     1.   For the successful resolution of manufacturing issues:

               a. for ALTU-135 you will receive a $50,000 bonus and stock options to purchase 55,616 shares of Altus common stock

               b. for ALTU-238 you will receive a $50,000 bonus and stock options to purchase 27,808 shares of Altus common stock

          Your exercise price will be the closing price of our common stock price as of the date of grant. Shares will vest 50% at Phase III material availability for Phase III clinical trial and 50% one year from that date. These options will expire five years from the date of vesting, so long as you are not terminated for cause.

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Renato Fuchs
August 14, 2006
Page 2


     2. For each month up to a maximum of 3 months that Phase III product availability is advanced from June 30, 2007, for each of ALTU-135 and ALTU-238 an additional incentive is offered:

               a. for ALTU-135 you will receive a $10,000 bonus and stock options to purchase 8,342 shares of Altus common stock

               b. for ALTU-238 you will receive a $10,000 bonus and stock options to purchase 4,171 shares of Altus common stock

          Your exercise price will be the closing price of our common stock price as of the date of grant. Shares will vest 50% at Phase III material availability for Phase III clinical trial and 50% one year from that date. These options will expire five years from the date of vesting, so long as you are not terminated for cause.

This will be a two (2) year assignment. The agreement can be terminated by either party with a four (4) week notice. Upon termination of your employment you will be eligible for COBRA and would receive the appropriate information at that time. The agreement may be extended by mutual agreement.

Altus offers a competitive and comprehensive benefits program. All employees are eligible to participate in the program, which includes group health, dental, life, and long and short-term disability insurance. You are also eligible to participate in our matching 401k plan, in accordance with plan guidelines. Employees also receive generous vacation time, of which you are eligible to receive three (3) months vacation. At the end of the two (2) year agreement, your unused vacation balance will be paid to you as salary. The company also provides for personal time and observed as well as floating holidays.

Your employment is subject to your agreement to Altus's standard employee non-disclosure and inventions agreement and non-compete agreement. We have included a copy of the agreement as an attachment to this offer. Please bring the signed copy with you on your first day.

The Federal government requires that we verify the employment eligibility of all new employees. On your first day, please bring two forms of identification (valid driver's license, original birth certificate, passport, original social security card, etc) demonstrating you are legally eligible to work in the United States. This information is required to complete the INS (Immigration and Naturalization Service) form I-9.

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Renato Fuchs
August 14, 2006
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This letter confirms that per the attached Minutes of the Board Meeting of
January 27, 2005, you are eligible for the terms associated with the Amendment to provide for Acceleration of Vesting of Options upon Certain Conditions following a Change in Control.

Renato, we look forward to you beginning employment with us on Wednesday, August 16, 2006. Once you have had an opportunity to review the above information, please let us know it is acceptable to you by signing below and returning one copy of this letter.

Please feel free to contact me or Rose Villandry at (617-299-2813) with any questions or if you need additional information.

Sincerely,


/s/ Sheldon Berkle
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Sheldon Berkle
President & CEO


I accept the terms of employment offered in this letter.


Signature: /s/ Renato Fuchs
           --------------------------

Date: August 16, 2006

SSN: [SOCIAL SECURITY NUMBER]

Attachments: 1. Non-Disclosure and Inventions Agreement